Exhibit 10.2

AMENDED AND RESTATED PLUM CREEK
DIRECTOR STOCK OWNERSHIP PLAN

Preamble

        WHEREAS, this Plum Creek Director Stock Ownership Plan, hereinafter referred to as the “Plan”, was originally adopted effective January 21, 1997 as the “Plum Creek Director Unit Ownership and Deferral Plan” by PC Advisory Corp. I, the general partner of PC Advisory Partners I, L.P., which served as the general partner of Plum Creek Management Company, L.P., a Delaware limited partnership which served as the general partner of Plum Creek Timber Company, L.P.;

        WHEREAS, effective July 1, 1999 Plum Creek Timber Company, Inc., (the “Company”) became the successor corporation to Plum Creek Timber Company, L.P., by operation of law pursuant to a corporate reorganization;

        WHEREAS, in connection with such reorganization, the Company amended and restated the Plan effective December 18, 2001 and renamed it the “Plum Creek Director Stock Ownership and Deferral Plan”;

        WHEREAS, the Company desires to amend and restate this Plan to effect certain changes.

        NOW THEREFORE, the Company does hereby amend and restate this Plan as set forth below effective as of June 20, 2005.

The Plan

1.

Purpose. The purpose of this Plan is to encourage the directors of the Company, to have an ongoing ownership interest in the Company by providing to said directors the opportunity to use director compensation to acquire shares of common stock of the Company (“Shares”).

2.	Participants. The participants (“Participants”) under this Plan are the directors of the Company who are not employees of the Company or its affiliates.

3.

Administration. This Plan will be administered by the Compensation Committee of the board of directors of the Company (the “Committee”). The Committee shall interpret this Plan and make all determinations necessary or advisable for administration of the Plan. Any such action by the Committee shall be final and conclusive on all persons having any interest in such action. Any determination of the Committee under this Plan may be made by a majority of the Committee members. The Committee may delegate such authority to the Senior Vice President, General Counsel and Secretary of the Company as it deems necessary or appropriate to administer the Plan.

4.

Election to Receive Shares in Lieu of Cash. Each Participant may elect to forego receipt of all or a portion of cash representing any annual retainer, committee fees and meeting fees otherwise due to the Participant in a specific calendar quarter in exchange for Shares under this Plan. The number of Shares received by any Participant shall equal the amount of foregone cash compensation divided by the Fair Market Value of a Share on the trading day of the calendar quarter in respect of which the cash compensation otherwise would have been paid to the Participant, rounded down to the nearest whole Share, with the dollar amount of any fractional shares to be credited to the Participant’s next purchase under the Plan. Participants may participate by submitting a written or electronic election to the Company, in such form as the Company determines, at least forty-five (45) days prior to the beginning of the calendar quarter to which the election relates. For purposes of this Plan, “Fair Market Value” means , as of any date of determination, the closing sales price for the Shares (or the closing bid, if no sales were reported) as quoted on the New York Stock Exchange as reported in The Wall Street Journal or such other source as the Committee deems reliable.

5.

Legal and Other Requirements. The obligation to deliver Shares under this Plan shall be subject to all applicable laws, regulations, rules and approvals, including, but not limited to, the effectiveness of a registration statement under the Securities Act of 1933, as amended, if deemed necessary or appropriate by the Committee, covering the Shares acquired pursuant to the terms of this Plan. Shares issued hereunder may be legended as the Committee shall deem appropriate to reflect the restrictions imposed under this Plan or by securities laws generally.

6.

Indemnification of Committee. The Company shall indemnify each member of the Committee (which, for purposes of this Section 6, includes any employee of the Company or a related company to whom the Committee has delegated any responsibility in the administration of the Plan) against any and all claims, losses, damages, expenses, including counsel fees incurred by the Committee, and any liability, including any amounts paid in settlement with the Company’s approval, arising from the member’s or the Committee’s determination, action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such member. The right of indemnity described in the preceding sentence shall be conditioned upon (i) the timely receipt of notice by the Company of any claim asserted against the Committee member, which notice, in the event of a lawsuit shall be given within ten (10) days after receipt by the Committee member, and (ii) the timely receipt by the Company of an offer from the Committee member of an opportunity to participate in the settlement or defense of such claim.

7.	Amendment and Termination of Plan. The Plan may be terminated with respect to any or all Participants at any time by the Committee and may be amended by the Committee from time to time in any respect.

8.

Intentions. This Plan is intended to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and any provision that would prevent compliance with Rule 16b-3 shall be deemed invalid to the extent permitted by law and deemed necessary by the Committee.

9.	Delaware Law to Govern. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

PLUM CREEK TIMBER COMPANY, INC.

BY: /s/ Barbara L. Crowe	June 20, 2005
Barbara L. Crowe	Date
Vice President, Human Resources